Exhibit 4.01

MAYTAG CORPORATION

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of June 20, 2005, among Maytag Corporation (the “Borrower”), the Lenders party hereto and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Illinois)), as Administrative Agent for the Lenders (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Borrower, the Lenders, and the Administrative Agent are parties to a Credit Agreement dated as of March 5, 2004, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower and the Required Lenders have agreed to (i) adjust the pricing under the Credit Agreement and (ii) make certain changes to the financial covenants under the Credit Agreement, and the Borrower has agreed to cause one of its Subsidiaries to deliver certain collateral as security for the Secured Obligations (as defined herein), all on the terms and conditions herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION1. AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1 Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions thereto, each in the appropriate place in the alphabetical sequence, each such definition to read in its entirety as follows:

“Collateral Documents” means, collectively, that certain Pledge and Security Agreement dated as of June 20, 2005 by and between Maytag Sales, Inc. and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time, together with any other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure any of the Secured Obligations.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered between the Borrower or any of its Affiliates and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” means any and all obligations of the Borrower or any of its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders or their Affiliates.

1.2 Section 1.1 of the Credit Agreement is hereby further amended by amending and restating the definitions “Consolidated EBIT” and “Loan Documents” set forth therein to read in their entirety as follows:

“Consolidated EBIT” means, with reference to any fiscal period, determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP, (i) Operating Income for such period, plus (without duplication) (ii) for any fiscal quarter during fiscal year 2004, non-cash charges against Operating Income during such fiscal quarter relating to accelerated depreciation in connection with the Galesburg, Illinois plant closing, provided that the aggregate amount of addbacks permitted pursuant to this clause (ii) shall not exceed $30,000,000, plus (iii) for any fiscal quarter during fiscal years 2004 and 2005, cash and non-cash charges against Operating Income during such fiscal quarter relating to a certain restructuring of the Borrower described in the Borrower’s press release dated June 4, 2004, provided that the aggregate amount of addbacks permitted pursuant to this clause (iii) shall not exceed $100,000,000 in the aggregate during fiscal years 2004 and 2005, of which not more than $60,000,000 may be addbacks of cash charges, plus (iv) for any fiscal quarter during fiscal year 2005, non-cash restructuring charges against Operating Income during such fiscal quarter.

“Loan Documents” means this Agreement, the Facility LC Applications, the Collateral Documents and any Notes issued pursuant to Section 2.13.

1.3 Section 2.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

2.5. Facility Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Applicable Fee Rate for facility fees on such Lender’s Commitment (without regard to usage) from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may

permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

1.4 Section 6.13 of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (xi) thereof, replacing the period after clause (xii) thereof with “; or”, and adding a new clause (xiii) immediately thereafter, to read in its entirety as follows:

(xiii) Liens in favor of the Administrative Agent, for the benefit of the Lenders and their Affiliates, granted pursuant to any Collateral Document.

1.5 Section 6.14 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

6.14. Financial Covenants.

6.14.1. Interest Coverage Ratio. The Borrower will, as of the last day of each fiscal quarter of each fiscal year of the Borrower, maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense for its four most recently completed fiscal quarters ending on or about such date of not less than 3.00 to 1.0.

6.14.2. Leverage Ratio. The Borrower will, as of the last day of each fiscal quarter of each fiscal year of the Borrower set forth below, maintain a ratio of Consolidated Indebtedness as of such date to Consolidated EBITDA for the four fiscal quarters ending on or about such date of not more than the corresponding amount set forth opposite such date:

Fiscal Quarter ending on or about	Leverage Ratio Shall Not be More Than:
06/30/05	4.50 to 1.0
09/30/05	4.50 to 1.0
12/31/05	4.00 to 1.0
3/31/06	3.50 to 1.0
6/30/06	3.50 to 1.0
09/30/06	3.50 to 1.0
12/31/06	3.50 to 1.0

1.6 Section 7.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document (other than a Collateral Document) which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.

1.7 Article VII of the Credit Agreement is hereby amended by adding a new Section 7.12 immediately following the existing Section 7.11, such new Section to read in its entirety as follows:

7.12. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any “Default” (as defined in any Collateral Document) shall occur thereunder.

1.8 Section 8.2 of the Credit Agreement is hereby amended by adding a new clause (vi) immediately following the existing clause (v) thereof, such new clause to read in its entirety as follows:

(vi)	Release any guarantor of any Advance or, except as provided in the Collateral Documents, release all or substantially all of the collateral pledged in support of the Secured Obligations.

1.9 Article X of the Credit Agreement is hereby amended by adding new Sections 10.16 and 10.17 immediately following the existing Section 10.15, such new Sections to read in their entirety as follows:

10.16. Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower or its Subsidiaries, as the case may be, on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

10.17. Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower or its Subsidiaries, as the case may be, on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

1.10 The Pricing Schedule to the Credit Agreement is hereby amended and restated to read in its entirety as set forth on the Pricing Schedule attached hereto.

SECTION 2. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Borrower and the Required Lenders shall have executed and delivered this Amendment.

2.2. The Borrower shall have paid to the Administrative Agent for the account of each Lender which executes and delivers this Amendment on or prior 12:00 noon (Chicago time) on June 20, 2005 an amendment fee in the amount of 0.05% of such Lender’s Commitment (whether used or unused).

2.3. The Borrower shall have paid to the Administrative Agent and its Affiliates any other fees or expenses required to be paid to them in connection with this Amendment.

2.4. The Borrower shall have caused its Subsidiary, Maytag Sales, Inc. (“Maytag Sales”), to (i) execute and deliver to the Administrative Agent a Pledge and Security Agreement in form and substance satisfactory to the Administrative Agent pursuant to which Maytag Sales will pledge to the Administrative Agent, for the benefit of the Lenders and their affiliates party to rate hedging transactions with the Borrower or its affiliates, all of its right, title and interest in, to and under its accounts, inventory and certain related personal property assets, all as more fully set forth in such Pledge and Security Agreement and (ii) cause Maytag Sales to take such other actions as the Administrative Agent may reasonably request to assure the Administrative Agent of the attachment and perfection of the security interest pledged pursuant to such Pledge and Security Agreement.

2.5. The Borrower shall have delivered or caused to be delivered to the Administrative Agent (i) resolutions of the Board of Directors of Maytag Sales authorizing the execution, delivery and performance of the Security Agreement referred to in Section 2.4 hereof and (ii) an opinion of counsel to the Borrower and to Maytag Sales in form and substance satisfactory to the Administrative Agent with respect to this Amendment and such Security Agreement.

SECTION 3. REPRESENTATIONS.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof the representations and warranties set forth in Article V of the Credit Agreement are and shall be and remain true and correct and that no Default or Unmatured Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4. MISCELLANEOUS.

4.1. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2. The Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

4.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[SIGNATURE PAGES TO FOLLOW]

This Third Amendment to Credit Agreement is entered into as of the date first above written.

“BORROWER”

MAYTAG CORPORATION

By:	/s/ Steven J. Klyn
Name:	Steven J. Klyn
Title:	Vice President and Treasurer

“LENDERS”

JPMORGAN CHASE BANK, N.A. (as successor by merger to Bank One, N.A. (Illinois)), in its individual capacity as a Lender and as Administrative Agent

By:	/s/ Mike Kelly
Name:	Mike Kelly
Title:	Vice President

HARRIS NESBITT FINANCING, INC.

By:	/s/ Joseph W. Linder
Name:	Joseph W. Linder
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Brendan A. Lawlor
Name:	Brendan A. Lawlor
Title:	Senior Vice President

ROYAL BANK OF CANADA

By:	/s/ Howard Lee
Name:	Howard Lee
Title:	Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Yoshihiro Hyakutome
Name:	Yoshihiro Hyakutome
Title:	Joint General Manager

CITICORP USA, INC.

By:	/s/ Caroline Stead
Name:	Caroline Stead
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard J. Mikos
Name:	Richard J. Mikos
Title:	Senior Vice President

LEHMAN BROTHERS BANK, FSB

By:	/s/ Janine M. Shugan
Name:	Janine M. Shugan
Title:	Authorized Signatory

UFJ BANK LIMITED, New York Branch

By:
Name:
Title:

UNION BANK OF CALIFORNIA

By:	/s/ Christine Davis
Name:	Christine Davis
Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Bentura
Name:	Raymond Bentura
Title:	Senior Vice President

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Rate	0.925%	1.250%	1.450%	1.625%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
LC Fee	0.925%	1.250%	1.450%	1.625%
Facility Fee	0.200%	0.250%	0.300%	0.375%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s S&P Rating is BBB- or better.1

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Ba1 or better and the Borrower’s S&P Rating is BB+ or better.1

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Ba2 or better and the Borrower’s S&P Rating is BB or better.1

“Level IV Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level IV Status shall exist.

[1]	In the event of a split rating, the lower rating will govern, unless the rating split would result in a difference greater than one pricing level, in which case the pricing level one above that corresponding to the lower rating will govern. Notwithstanding the foregoing, if either the Moody’s Rating is lower than Ba2 or the S&P Rating is lower than BB, Level IV Status shall apply.